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                                                                    EXHIBIT 99.1

[PERCEPTRON LOGO]


FOR IMMEDIATE RELEASE           CONTACTS:
                                Michael Blood              Chris Stinson
                                Perceptron                 AutoPR
                                (734) 414-4735             (248) 656-2388
                                mblood@perceptron.com      cstinson@auto-pr.com



         PERCEPTRON ANNOUNCES BETTER THAN EXPECTED REVENUE FOR THE THIRD
                          QUARTER OF FISCAL YEAR 2003


PLYMOUTH, MICHIGAN, APRIL 16 2003 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced, in advance of its normal earnings report in early May, that it expects sales of approximately $15.9 million for the third quarter ended March 31, 2003, compared with sales from continuing operations of $9.8 million for the quarter ended March 31, 2002. Sales will be significantly better than expected primarily due to the high level of AutoGauge(TM) systems' sales of approximately $9.3 million in Europe compared with $3.8 million one year ago. The Company's European subsidiary benefited from several new vehicle tooling programs as well as the strength of the Euro against the U.S. Dollar when compared with the same quarter one year ago.

The Company is in the process of completing the consolidation of its financial statements. While operating income is expected to improve consistent with the higher level of sales, pre-tax income will be reduced by booking a charge of approximately $2.4 million for the arbitration damage award against Perceptron B.V., a wholly owned subsidiary of the Company. The arbitration award was previously announced in the Company's press release dated February 25, 2003. Perceptron has asked the French arbitrator to evaluate what it considers to be errors and inconsistencies in the award and to modify or clarify it.

The Company also expects to report strong new order bookings of approximately $14.0 million during the third quarter compared with new order bookings of $17.0 million in the second quarter of fiscal 2003, and new order bookings of $9.0 million for the quarter ended March 31, 2002. The high level of bookings for both fiscal year 2003 quarters primarily reflected orders for AutoGauge(TM) systems related to new vehicle programs. In the near term the Company expects new orders to return to more normal levels consistent with the current economic climate.

ABOUT PERCEPTRON
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 215 employees worldwide, with facilities in the United States, Germany, Netherlands, France, Brazil, and Japan. For more information, please visit www.perceptron.com

SAFE HARBOR STATEMENT
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2003 third quarter and future revenue, order booking levels and earnings levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs, the ability of the Company to resolve





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technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes, the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry, and the impact of cost reduction initiatives on the Company's revenues, order bookings and earnings. The Company's expectations regarding future order bookings and revenues are based upon oral discussions with customers and are subject to change based upon a wide variety of factors, including economic conditions and system implementation delays. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process.


























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